Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Form 1-A filed by Legion Capital Corporation and Subsidiaries of our report dated May 11, 2020 relating to the December 31, 2019 and 2018 consolidated financial statements of Legion Capital Corporation and Subsidiaries appearing in this filing, and to the reference to us under the heading “Experts” in the Form 1-A.

/s/ ROSENFIELD AND COMPANY, PLLC

New York, New York

September 29, 2020